Exhibit 10.2

TAX MATTERS AGREEMENT

This Tax Matters Agreement (the “Agreement”) is dated as of June 22, 2026, between ABVC BioPharma, Inc., a Nevada corporation (“Parent”), and BioKey (Cayman), Inc., a Cayman Islands exempted company with limited liability and wholly owned subsidiary of Parent (“Subsidiary”). As used herein, Parent on the one hand, and Subsidiary, on the other hand, are sometimes referred to individually as a “Party”, or together, as “Parties”.

WHEREAS, prior to the Distribution, Subsidiary is a wholly owned subsidiary of Parent, and the Parties have entered into a Separation and Distribution Agreement, dated as of June 22, 2026 (the “Separation Agreement”), pursuant to which Parent and Subsidiary have agreed to effect the Separation;

WHEREAS, the Board of Directors of Parent has determined that it is in the best interests of Parent and its shareholders to partially separate the business of the Subsidiary from that of the Parent through the Separation;

WHEREAS, in furtherance of the foregoing, the Board of Directors of Parent has determined that it is in the best interests of Parent and its shareholders to distribute to the holders of the issued and outstanding shares of common stock of Parent (the “Parent Common Stock”), by means of a pro rata distribution, 15% of the ordinary shares of Subsidiary (the “Subsidiary Ordinary Shares”) (the “Distribution”), with 85% of the Subsidiary Ordinary Shares to be retained by Parent;

WHEREAS, for United States federal income tax purposes, the Parties acknowledge and agree that the Distribution is not intended to qualify as a tax-free transaction under Section 355(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be treated as a taxable transaction;

WHEREAS, this Agreement, together with the Separation Agreement and the other Ancillary Agreements (as defined in the Separation Agreement), is intended to govern the rights and obligations of the Parties with respect to Tax matters; and

WHEREAS, the Parties desire to provide for and agree upon the allocation between the Parties of Liabilities for Taxes arising prior to, because of, and after Distribution, and to provide for and agree upon other matters relating to Taxes.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I

Definitions

1.1 Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” of any Person shall mean another Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such first Person; provided, however, that for the purposes of this Agreement, the Subsidiary Companies shall be treated as a separate group from the Parent Companies notwithstanding that Parent retains a controlling interest in Subsidiary following the Distribution.

“Ancillary Agreements” shall have the meaning ascribed to such term in the Separation Agreement.

“Code” shall have the meaning set forth in the Recitals hereto.

“Combined State Tax” means, with respect to each state or local Tax Authority, any income or franchise tax payable to such state or local Tax Authority in which any of the Subsidiary Companies files Tax Returns with any of the Parent Companies on a consolidated, combined or unitary basis for purposes of such income tax or franchise tax, including any related interest and any penalties, additions to such tax, or additional amounts imposed with respect thereto.

“Distribution” shall have the meaning set forth in the Recitals hereto.

“Distribution Date” shall mean the date on which the Distribution becomes effective.

“Equity Interests” means any stock or other securities treated as equity for Tax purposes, options, warrants, rights, convertible debt, or any other instrument or security that affords any Person the right, whether conditional or otherwise, to acquire stock or to be paid an amount determined by reference to the value of stock.

“Federal Income Tax” means any Tax imposed under Subtitle A of the Code and any related interest and any penalties, additions to such Tax, or additional amounts imposed with respect thereto.

“Final Determination” shall mean (i) with respect to Federal Income Taxes, a “determination” as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870-AD and, with respect to taxes other than Federal Income Taxes, any decision, judgment, decree or other order by a court of competent jurisdiction that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise; (ii) a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a State, local, or foreign Tax Authority; (iii) the payment of Tax by any member of the Parent Consolidated Group with respect to any item disallowed or adjusted by a Tax Authority, provided that Parent determines that no action should be taken to recoup such payment; or (iv) any other final disposition, by mutual agreement of the Parties or by reason of the expiration of a statute of limitations or period for the filing of claims for refunds, amended returns, or appeals from adverse determinations.

“IRS” shall mean the United States Internal Revenue Service.

“Liabilities” shall mean any and all debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever or however arising and whether or not the same would be required by generally accepted accounting principles to be reflected in financial statements or disclosed in the notes thereto.

“Parent Businesses” shall mean all the businesses conducted at any time prior to the Distribution by Parent or its Subsidiaries which are not Subsidiary Businesses.

“Parent Common Stock” shall have the meaning set forth in the Recitals hereto.

“Parent Companies” shall mean Parent and its Subsidiaries (other than the Subsidiary Companies) after giving effect to the Distribution.

“Parent Consolidated Group” shall mean the affiliated group of corporations (within the meaning of Section 1504(a) of the Code) of which Parent is the common parent corporation and of which Subsidiary is or was a member, including during and after the Pre-Distribution Period, to the extent that Subsidiary continues to meet the requirements for inclusion in such group under Section 1504(a) of the Code following the Distribution.

“Person” shall mean any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or entity of any kind.

“Pre-Distribution Period” means any taxable year (or portion thereof) ending on or before the close of business on the Distribution Date.

“Separation Agreement” shall have the meaning set forth in the Recitals hereto.

“Separation Transactions” shall mean the Distribution and the other transactions contemplated by the Separation Agreement.

“Subsidiary Businesses” shall mean all of the businesses and operations of the Subsidiary as described in the Form 10 (as defined in the Separation Agreement).

“Subsidiary Companies” shall mean Subsidiary and its Subsidiaries determined after giving effect to the Distribution (and, for the avoidance of doubt, excluding Parent and any other Parent Companies, notwithstanding Parent’s retained ownership interest in Subsidiary following the Distribution).

“Subsidiary Federal Income Tax Liability” shall mean, with respect to any taxable year (or portion thereof) in the Pre-Distribution Period, the sum of each of the Subsidiary Companies’ Liabilities for Federal Income Taxes (except to the extent attributable to Parent’s negligence) for such taxable year (or portion thereof), computed on a stand-alone basis as if such Subsidiary Company was not and never was part of the Parent Consolidated Group (provided, however, that transactions with the Parent Companies or between the Subsidiary Companies shall be reflected in such computation according to the provisions of the consolidated return regulations promulgated under the Code governing intercompany transactions), to the extent applicable. Such computation shall be made: (A) without regard to the income, deductions (including net operating loss and capital loss deductions) and credits in any taxable year of any of the Parent Companies, (B) with regard to net operating loss, capital loss and credit carryforwards and carrybacks from earlier taxable years of the Subsidiary Companies, (C) reflecting the positions, elections and accounting methods and periods used with respect to the Subsidiary Companies in preparing Parent’s consolidated Federal Income Tax Returns and (D) in the case of a Subsidiary Company that is a disregarded entity, partnership or other flow-through entity for U.S. federal income tax purposes, by treating such entity as a separate entity subject to U.S. federal corporate income tax.

“Subsidiary State Tax Liability” shall mean with respect to any taxable year (or portion thereof) in the Pre-Distribution Period (i) in which the Parent Companies and any of the Subsidiary Companies filed a consolidated, unitary or combined state income tax or franchise Tax Return (a “Combined Return”), Subsidiary’s share of the Combined State Taxes with respect to a Combined Return (except to the extent attributable to Parent’s negligence), determined by taking the aggregate state income tax or franchise tax Liabilities of each of the Subsidiary Companies included in the Combined Return computed on a stand-alone basis over the total state income tax or franchise tax Liabilities of the Parent Consolidated Group with respect to such Combined Return, multiplied times the total state income tax or franchise tax Liability of the Parent Consolidated Group with respect to such Combined Return, and (ii) in which any of the Subsidiary Companies filed a Tax Return that was not a consolidated, unitary or combined state income tax or franchise Tax Return with the Parent Companies (a “Stand Alone Return”), the aggregate state income tax and franchise tax liability of such Subsidiary Companies with respect to such Stand Alone Return. In the case of any Subsidiary Company that is treated as a disregarded entity, partnership or other flow-through entity for state income or franchise tax purposes for any taxable year during the Pre-Distribution Period, such entity shall be treated as a separate entity subject to state income tax or franchise tax (as applicable) for purposes of computing the Subsidiary State Tax Liability for such taxable year.

“Straddle Period” shall mean any Tax Period that begins on or before and ends after the Distribution

Date.

“Subsidiary” shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) such Person or any other Subsidiary of such Person is a general partner or (ii) at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or 50% of the value of the outstanding equity is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Tax” or “Taxes” shall mean any federal, state, county, local or foreign taxes, charges, fees, levies or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, share, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes.

“Tax Advisor” shall mean any Tax counsel or accountant of recognized national standing in the United States.

“Tax Asset” means any federal or state net operating loss, net capital loss, general business credit, foreign tax credit, charitable deduction, or any other loss, credit, deduction, or tax attribute which could reduce any Tax (including, without limitation, deductions, credits, alternative minimum net operating loss carryforwards related to alternative minimum taxes or additions to the basis of property).

“Tax Authority” shall mean, with respect to any Tax, the governmental authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” shall mean any reduction in Liability for Tax as a result of any loss, deduction, refund, credit or other item reducing Taxes otherwise payable.

“Tax Contest” shall mean an audit, review, examination, assessment or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax Law” shall mean the law of any governmental authority or political subdivision thereof relating to any Tax.

“Tax Period” shall mean, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” shall mean any Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests and any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other media) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

“Tax Return” shall mean any report, return or other information required to be supplied to a governmental entity with respect to Taxes.

ARTICLE II

Tax Matters

2.1 Assumption and Indemnification of Tax Liabilities.

(a) Subsidiary shall be liable for any unpaid Subsidiary Federal Income Tax Liability and Subsidiary State Tax Liability, whether arising before, at or after the Distribution.

(b) Parent shall be liable for all Tax Liabilities other than those described in Section 2.1(a) of this Agreement.

(c) Each Party hereto agrees to save, indemnify, defend and hold harmless the other, its Subsidiaries and each of their respective directors, officers, employees, agents, successors and assigns from and against their respective Tax Liabilities.

2.3 Refunds.

(a) If, with respect to any Tax for which the Subsidiary Companies are liable pursuant to this Agreement, Parent receives a refund, offset or credit, Parent shall remit to Subsidiary within thirty (30) days of receipt the amount of such refund, offset or credit, together with any interest received thereon.

(b) If, with respect to any Tax for which any of the Parent Companies are liable pursuant to this Agreement, Subsidiary receives a refund, offset or credit, Subsidiary shall remit to Parent within thirty (30) days of receipt the amount of such refund, offset or credit, together with any interest received thereon.

(c) Any payments required to be made by Sections 2.3(a) or (b) of this Agreement shall be paid net of any Tax Liability and expenses incurred by a Party resulting from such Party’s receipt of such refund from the Tax Authority.

2.4 Tax Returns/Cooperation.

(a) Parent shall prepare and file any Tax Return required to be filed with (1) the Internal Revenue Service with respect to the determination of the Federal Income Tax Liability of the Parent Consolidated Group, and (2) the appropriate Tax Authorities with respect to the determination of the Combined State Tax Liability of the Parent Consolidated Group. With respect to such return preparation, Parent shall not discriminate among any members of the Parent Consolidated Group. Parent shall have the right with respect to any such consolidated Federal Income Tax Returns or Combined State Tax Returns that it has filed or will file to determine (i) the manner in which such returns, documents or statements shall be prepared and filed, including, without limitation, the manner in which any item of income, gain, loss, deduction or credit shall be reported; (ii) whether any extensions should be requested; and (iii) the elections that will be made by any member of the Parent Consolidated Group. Each of the Subsidiary Companies hereby irrevocably appoints Parent as its agent and attorney-in-fact to take any action (including the execution of documents) Parent may deem necessary or appropriate to implement this Section 2.4.

(b) With respect to any other Tax Return, the Party that bears indemnification responsibility under this Article II shall be responsible for the preparation and filing of such Tax Return; provided, however, that in the preparation and filing of such Tax Return, such Party shall not take any position (or make any election) that is inconsistent with any position or election made by Parent in connection with the preparation and filing of any Tax Return required to be filed by Parent pursuant to Section 2.4(a) above.

(c) Each of Parent and Subsidiary will, and will cause their respective personnel to, cooperate fully with each other in connection with the preparation and review of Tax Returns and in connection with any examinations of any Tax Returns by any Tax Authority.

2.5 Indemnification Procedures.

(a) Any claim for indemnification under this Article II shall be made by written notice from the Party seeking to be indemnified (the “Tax Indemnitee”) to the Party from which indemnification is sought (the “Tax Indemnifying Party”). If a Tax Indemnitee becomes aware during an examination of a Tax Return that the Tax Authority conducting the examination is considering asserting a Tax subject to indemnification under this agreement, the Tax Indemnitee will (i) promptly notify the Tax Indemnifying Party of this fact, (ii) to the extent reasonably practicable, segregate the issue from any other issues being examined by the Tax Authority, (iii) permit the Tax Indemnifying Party to control the Tax examination insofar as it relates to that issue and any administrative or judicial appeals relating to the issue (including whether to settle the issue or to appeal from an adverse determination with regard to the issue) and (iv) cooperate with the Tax Indemnifying Party in all reasonable respects to establish that such Tax is not due and payable.

(b) Upon a determination that a Tax Indemnifying Party is liable for a payment of Taxes to a Tax Indemnitee, the Tax Indemnifying Party shall pay the Tax Indemnitee such Taxes. Such payment will be made on an after-Tax basis promptly following the submission by the Tax Indemnitee of written evidence of the payment of the indemnified Tax.

2.6 Sole Tax Sharing Agreement. Any and all existing Tax sharing agreements or arrangements, written or unwritten, between any of the Parent Companies, on the one hand, and any of the Subsidiary Companies, on the other hand (other than this Agreement), if not previously terminated, shall be terminated as of the Distribution Date without any further action by the parties thereto. Following the Distribution, none of the Subsidiary Companies, on the one hand, and none of the Parent Companies, on the other hand, shall have any further rights or Liabilities thereunder, and this Agreement shall be the sole Tax sharing agreement between the Subsidiary Companies, on the one hand, and the Parent Companies, on the other hand. For the avoidance of doubt, nothing in this Section 2.6 shall affect the obligation of any Subsidiary Company to be included in the consolidated Federal Income Tax Return of the Parent Consolidated Group or any Combined Return to the extent required by applicable Tax Law for so long as Subsidiary remains a member of the Parent Consolidated Group.

2.7 [Reserved].

2.8 Retention of Tax Records. Each of Parent and Subsidiary and their respective Affiliates shall preserve and keep all Tax Records relating to Pre-Distribution Periods and Straddle Periods for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (a) the expiration of any applicable statutes of limitations (taking into account extensions), or (b) seven (7) years after the Distribution Date (such later date, the “Retention Date”). After the Retention Date, Parent and Subsidiary may dispose of such Tax Records upon ninety (90) days’ prior written notice to the other Party. If, prior to the Retention Date, either Parent or Subsidiary reasonably determines that any Tax Records that it or its Affiliates would otherwise be required to preserve and keep under this Section 2.8 are no longer material in the administration of any matter under the Code or other applicable Tax Law, and the other Party agrees, then such first Party may dispose of such Tax Records upon ninety (90) days’ prior notice to the other Party. Any notice of an intent to dispose given pursuant to this Section 2.8 shall include a list of the Tax Records to be disposed of describing in reasonable detail the files, books or other records being disposed of. The notified Party shall have the opportunity, at its cost and expense, to copy or remove, within such ninety (90) day period, all or any part of such Tax Records.

2.9 Access to Tax Records. Parent and Subsidiary and their respective Affiliates shall make available to each other for inspection and copying/scanning during normal business hours upon reasonable notice all Tax Records for Pre-Distribution Periods or Straddle Periods to the extent reasonably required by the other Party in connection with the preparation of financial accounting statements, audits, litigation or the resolution of items under this Agreement.

2.10 Certain Covenants. Each of Subsidiary and Parent shall not, and shall not permit any of their respective Subsidiaries to, take or fail to take any action in a manner that management of such Party knows, or should know, is reasonably likely to contravene any agreement with a Tax Authority entered into prior to the Distribution Date to which any member of the Subsidiary Companies or the Parent Companies is a party.

ARTICLE III

Miscellaneous

3.1 Modification or Amendment. No provision of this Agreement or any Ancillary Agreement may be amended or modified except by a written instrument signed by authorized officers of each of the Parties. No waiver by any Party of any provision hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

3.2 Entire Agreement; Counterparts. This Agreement, the Separation Agreement and the other Ancillary Agreements, and all schedules and exhibits hereto and thereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior negotiations, agreements, understandings and arrangements, both oral and written, between the Parties with respect to such subject matter. For the convenience of the Parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument.

3.3 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Nevada, without reference to its conflicts of law principles, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

3.4 Notices. Any notice, request or other document required or permitted to be given or delivered pursuant hereto shall be delivered in accordance with the notice provisions of the Separation Agreement.

3.5 Captions. All Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

3.6 No Third Party Beneficiaries. Except for the indemnification rights under this Agreement of any Parent Company or Subsidiary Company in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person, except the Parties hereto, any rights or remedies hereunder, and (b) there are no third party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

3.7 Successors and Assigns. No Party to this Agreement shall convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the express written consent of the other Party in its sole and absolute discretion. Any such conveyance, assignment or transfer without the express written consent of the other Party shall be void ab initio. No assignment of this Agreement or any rights hereunder shall relieve the assigning Party of its obligations hereunder. Notwithstanding the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, and any successor or permitted assignee of any Party hereto shall be entitled to the rights and benefits of such Party under this Agreement. Any successor by merger or by acquisition of all or substantially all of the assets of a Party to this Agreement shall be substituted for such Party as a Party to this Agreement, and all obligations, duties and Liabilities of the substituted party under this Agreement shall continue in full force and effect as obligations, duties and Liabilities of the substituting Party, enforceable against the substituting party as a principal, as though no substitution had been made.

3.8 Certain Obligations. Whenever this Agreement requires any of the Subsidiaries of any Party to take any action, this Agreement will be deemed to include an undertaking on the part of such Party to cause such Subsidiary to take such action.

3.9 Specific Performance. Subject to the provisions of Section 3.11, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are or are to be thereby aggrieved shall have the right of specific performance and injunctive relief giving effect to its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is hereby waived. Any requirements for the securing or posting of any bond or other security with such remedy are hereby waived.

3.10 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon any such determination, the Parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties.

3.11 Dispute Resolution. Any dispute with respect to this Agreement shall be resolved in accordance with the dispute resolution provisions set forth in the Separation Agreement. Either Party may apply to any court of competent jurisdiction seeking injunctive relief pending the resolution of any such dispute. Either Party also may, without waiving any remedy under this Agreement or any Ancillary Agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights and/or property of that Party.

3.12 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.12.

3.13 Waivers of Default. No failure or delay of any Party in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

3.14 Survival of Covenants. Except as expressly set forth in this Agreement, the covenants, representations and warranties contained in this Agreement, and the Liabilities for the breach of any obligations contained herein, shall survive the Distribution and shall remain in full force and effect.

3.15 Expenses. Except as otherwise expressly set forth in this Agreement, each Party shall bear its own fees, costs and expenses incurred in connection with the preparation of, or any amendment or waiver of any provision of, this Agreement and the consummation of the transactions contemplated hereby.

3.16 Publicity. Each Party shall consult with the other Party prior to issuing any press releases or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and no Party shall issue any such press release or make any such public statement without the prior written consent of the other Party, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the Party proposing to issue such press release or make such public statement shall use commercially reasonable efforts to consult in good faith with the other Party before issuing any such press release or making any such public statement.

3.17 Arbitration. Any dispute with respect to this Agreement or any Ancillary Agreement shall be arbitrated in Alameda County, California, in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. There will be a single neutral arbitrator selected who resides in Alameda County, California. The American Arbitration Association will provide a list of five (5) neutral arbitrators. The claimant and respondent will take turns, with the respondent going first, striking one name at a time from the list of five neutral arbitrators. Each Party will have no more than twenty-four (24) hours to take its turn striking the name of a neutral arbitrator. The final remaining arbitrator will serve as the neutral arbitrator. Either Party may apply to the arbitrator seeking injunctive relief until the arbitrator’s award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement or any Ancillary Agreement, seek from any California court having jurisdiction, any interim or provisional relief that is necessary to protect the rights and/or property of that Party, pending the determination of the arbitrator.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties hereto as of the date first above written.

ABVC BIOPHARMA, INC.

By:	/s/ Uttam Patil
Name:	Uttam Patil
Title:	Chief Executive Officer

BIOKEY (CAYMAN), INC.

By:	/s/ T.S. Jiang
Name:	T.S. Jiang
Title:	Chief Executive Officer

[Signature Page to the Tax Matters Agreement]